Exhibit 10.3

AMENDED AND RESTATED OFFICER EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED OFFICER EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective April 1, 2019 (the “Effective Date”), by and between Bloomin’ Brands, Inc., a Delaware corporation (the “Company”), and David J. Deno (hereinafter referred to as “Executive”).
WHEREAS, the Executive is currently employed by the Company as the Executive Vice President, Chief Financial and Administrative Officer of the Company and is party to that certain Officer Employment Agreement with the Company, dated May 7, 2012 and amended on July 16, 2014 (the “Existing Agreement”);
WHEREAS, the Executive will cease serving as Executive Vice President, Chief Financial and Administrative Officer of the Company and the Company will appoint the Executive as Chief Executive Officer of the Company, effective as of the Effective Date;
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the amended and restated terms and conditions of the Executive’s continued employment with the Company.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree that the Existing Agreement is hereby amended and restated in its entirety as follows:
1.     Employment, Board Service and Term. Subject to earlier termination as provided for in Section 11 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company as Chief Executive Officer of the Company for a term commencing on April 1, 2019 and expiring five (5) years thereafter (“Term of Employment”). Such Term of Employment shall be automatically renewed for successive renewal terms of one (1) year each unless either party elects not to renew by giving written notice to the other party not less than sixty (60) days prior to the start of any renewal term. Also during the term hereof, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Company agrees appoint the Executive to the Board of Directors of the Company (the “Board”) for a term commencing on April 1, 2019 and also to propose to the stockholders of the Company at each annual meeting occurring during the term hereof the election or re-election, as applicable, of the Executive as a member of the Board and the Executive shall so serve if elected or re-elected; provided, however, that if the Executive’s employment with the Company terminates for any reason, Executive’s membership on the Board shall also terminate through his resignation, unless otherwise agreed in writing by the Company and the Executive. In no event shall failure to reappoint or re-elect the Executive to the Board constitute “Good Reason” for purposes of this Agreement.
2.    Representations and Warranties. The Executive hereby represents and warrants to the Company that (a) the Executive (i) is not subject to any written non-solicitation or noncompetition agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company or its Affiliates), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company or its Affiliates), and (iii) has brought to the Company and its Affiliates no trade secrets, confidential business information, documents, or other personal property of a prior employer, and (b) the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound or any order, decree, judgment, ruling, determination or injunction of any federal, state, local or foreign governmental, administrative or regulatory court, agency or body or any arbitrator.
3.    Duties.
a.    As Chief Executive Officer of the Company, the Executive shall:
(i)    diligently, competently and faithfully perform all of the duties and functions (A) set forth in the Company’s Third Amended and Restated Bylaws, as they may be amended from time to time (the “Bylaws”), and (B) customarily associated with or assigned to the Executive by the Board commensurate with the position of Chief Executive Officer of the Company;
(ii)    devote substantially all of the Executive’s full business time, attention, energies, and effort to the business affairs of the Company;
(iii)    achieve the results and other goals required by the Company;
(iv)    conduct all of Executive’s activities in a manner so as to maintain and promote the business and reputation of the Company;
(v)    not create a situation that results in termination for Cause (as that term is defined in Section 11 hereof); and
(vi)    report to the Board.
b.    The Executive’s services shall be performed primarily at the Company’s office located in Tampa, Florida, subject to travel requirements in connection with Executive’s duties under this Agreement.
c.    The parties acknowledge and agree that the Executive shall, during the term of this Agreement and at the request of the Company, also serve as an officer of any Affiliate of the Company as the Company shall reasonably request. In such capacity, the Executive shall be responsible generally for all aspects of such office. All terms, conditions, rights and obligations of this Agreement shall be applicable to the Executive while serving in such office as though the Executive and such Affiliate of the Company had separately entered into this Agreement, except that the Executive shall not be entitled to any compensation, vacation, fringe benefits, automobile allowance or other remuneration of any kind whatsoever from such Affiliate of the Company.
d.    The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with such policies and practices, this Agreement shall control.
4.    Outside Activities. Notwithstanding the foregoing:
a.    The Executive shall be permitted to invest the Executive’s personal assets and manage the Executive’s personal investment portfolio in such a form and manner as will not require any business services on the Executive’s part to any third party, and provided it does not conflict with the Executive’s duties and responsibilities to the Company or the provisions of Section 13 or Section 14 hereof, or conflict with any material published policy of the Company or its Affiliates, including, but not limited to, the insider trading policy of the Company.
b.    The Executive shall also be permitted to participate in customary civic, nonprofit, religious, welfare, social and professional activities that will not materially affect the Executive’s performance of duties hereunder. The Executive may continue to serve on any board of directors and advisory committees of companies on which the Executive currently serves, so long as the business of such companies is not competitive with that of the Company or any of its Affiliates. The Executive shall not serve on the board of directors or advisory committee of any other company without the prior consent of the Company, which consent shall not be unreasonably withheld.
5.    Compensation. During the Term of Employment, subject to the Executive’s performance in accordance with this Agreement, the Executive shall be entitled to the following:
a.Base Salary. During the Term of Employment, the Executive shall be entitled to an annual base salary equal to Nine Hundred Thousand Dollars ($900,000), payable in equal biweekly installments by the Company, subject to annual review for increase, but not decrease, in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).
b.    Annual Bonus Compensation. For each calendar year completed during the term hereof, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) on the following terms and conditions. The Annual Bonus shall be determined under, and subject to, the terms of the Company’s annual bonus plan or program for its executives generally, as in effect from time to time (the “Bonus Plan”). The Executive’s target Annual Bonus (“Target Bonus”) shall be equal to one hundred fifty percent (150%) of the Base Salary, provided, however, that for fiscal year 2019, the applicable Target Bonus shall be pro-rated so that it may be earned at a rate equal to up to (i) eighty-five percent (85%) of the Executive’s base salary at the rate in effect immediately prior to the Effective Date for the first quarter of the year and (ii) one hundred fifty percent (150%) of the Base Salary in effect as of the Effective Date for the remaining three quarters of the year, with the actual amount of the Annual Bonus earned and payable, if any, in any year to be based on the attainment of performance goals and determined by the Board or the Compensation Committee. Any bonus due to the Executive hereunder shall be paid in the time and manner set forth in the Bonus Plan.

c.    Equity-Based Compensation. With respect to each calendar year during the term of this Agreement beginning in 2020, subject to Employee’s continuous employment through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers, the Company shall award the Executive a long-term incentive award under its 2016 Omnibus Incentive Compensation Plan (or successor plan, the “Plan”) and the award agreements thereunder having a target fair market value at the time of grant of four (4) times base salary in accordance with applicable guidelines established by the Board or the Compensation Committee from time to time, in the sole discretion of, and in a form and amount determined by, the Board or the Compensation Committee. All equity awards shall be subject to the receipt of any required stockholder, Board or Compensation Committee approvals, the terms of the Company’s equity incentive plan as then in effect and the award agreement evidencing such award, and the attainment of any applicable performance goals.
d.    Transition Award. In connection the Executive being appointed as Chief Executive Officer of the Company, on the Effective Date (the “Grant Date”) the Company will grant to the Executive a one-time equity award under the Plan and the award agreements thereunder having an aggregate target fair market value at the time of grant of Five Million Dollars ($5,000,000) (the “Transition Award”) consisting of:
(i)    Restricted stock units (“RSUs”) representing a number of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), equal to Two Million Dollars ($2,000,000) divided by the closing market price on the Grant Date and vesting as to one-third (1/3) on each anniversary of the Grant Date;
(ii)    Stock options to purchase a number of shares of Common Stock having a fair market value on the Grant Date equal to One Million Five Hundred Thousand Dollars ($1,500,000) and vesting as to one-third (1/3) on each anniversary of the Grant Date;
(iii)    Performance share units (“PSUs”) representing a number of shares of Common Stock equal to One Million Five Hundred Thousand Dollars ($1,500,000) divided by the closing market price on the Grant Date and vesting at the end of a three-year performance period based on the performance metrics established by the Compensation Committee of the Board for vesting of the Company’s annual PSU awards for 2019.
6.    Other Bonuses. In addition, as part of the Executive’s compensation during the Term of Employment, the Executive shall be eligible to participate in any bonus program or bonus arrangement which the Company may establish from time to time for executive officers; provided that such program or arrangement applies generally to executive officers of the Company, and that the Company may modify the terms and conditions of any such bonus or arrangement and may discontinue or otherwise terminate any such program or arrangement from time to time in its sole discretion.
7.    Paid Time Off. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the

Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. Unless required by applicable law which cannot be waived, vacation time granted but not used in any year shall be forfeited at the end of such one-year period and may not be carried over to any subsequent year.
8.    Fringe Benefits. In addition to any other rights the Executive may have hereunder, the Executive shall also be entitled to participate in those employee benefit plans, programs and arrangements, including, but not limited to life insurance, medical benefits, etc., if any, as may be provided by the Company to similar employees of the Company, in each case as such plans, programs and arrangements may be in effect from time to time, all subject to the terms of such plans, programs or arrangements and applicable policies of the Company. Any taxable welfare benefits provided to the Executive pursuant to this Section 8 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the Company shall not be obligated to reimburse any expense for which the Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense for any such reimbursement was incurred. Further, no Applicable Benefits may be liquidated or exchanged for another benefit.
9.    Indemnification and Insurance. The Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. To the full extent permitted by the Indemnification Agreement entered into by the Company and the Executive (the “Indemnification Agreement”) and the Bylaws, the Company shall indemnify and hold executive harmless from and against all costs, charges and expenses (including reasonable attorney’s fees) and provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representative may be made a party by reason of Executive’s service as a director, officer or employee of the Company or any of its subsidiaries or affiliates. The provisions of this Section 9 shall not be deemed exclusive of any other rights that the Executive may have to seek indemnification.
10.    Expenses. Subject to compliance with the Company’s policies as in effect from time to time, the Executive may incur and be reimbursed by the Company for reasonable expenses on behalf of and in furtherance of the business of the Company. If any reimbursements under this provision are taxable to the Executive, such reimbursements shall be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense was incurred. Such expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement. In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year. Further, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits. The Company shall reimburse the Executive for his reasonable legal fees incurred in respect of the negotiation and preparation of this Agreement, up to a maximum of $25,000, subject to the presentation of appropriate documentation.
11.    Termination. Notwithstanding the provisions of Section 1 hereof, the Term of Employment shall terminate prior to the end of the period of time specified in Section 1 hereof, immediately upon:
a.    The death of the Executive; or
b.    At the election of the Company in the event of the Executive’s Disability during the Term of Employment. For purposes of this Agreement, the term “Disability” shall mean the inability of the Executive, arising out of any medically determinable physical or mental impairment, to perform the services required of the Executive hereunder for a period of (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) total days during any period of three hundred and sixty-five (365) consecutive calendar days; or
c.    The existence of Cause. For purposes of this Agreement, the term “Cause” shall be defined as:
(i)    the Executive’s willful failure to perform, or gross negligence or insubordination in the performance of, the Executive’s duties and responsibilities to the Company or its Affiliates (other than any such failure from incapacity due to physical or mental illness), which failure or neglect, if susceptible to cure, remains uncured fifteen (15) business days after written notice from the Company specifying in reasonable detail the nature of such failure;
(ii)    the Executive’s indictment or conviction of or plea of guilty or nolo contendere to (A) a felony or (B) a crime involving moral turpitude;
(iii)    the Executive’s engaging in dishonesty in his dealings with the Company or its Affiliates, the commission of fraud or illegal misconduct or gross misconduct;
(iv)    any material violation by the Executive of any covenant or restriction contained in this Agreement or any other agreement entered into with the Company or any of its Affiliates; or
(v)    any material violation by the Executive of any current or future published policy of the Company or its Affiliates (including, but not limited to, the Company’s discrimination and harassment policy, responsible alcohol policy, insider trading policy and security policy).

d.    At the election of the Executive for Good Reason (i) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the date the Executive first becomes aware of the occurrence of that condition; provided, however, that to claim that an event, taken together with another event or events, constitutes Good Reason hereunder, the Executive must have given notice to a member of the Board of such event at the time he first becomes aware of its occurrence; (ii) by providing the Company a period of thirty (30) days to remedy the condition and (iii) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to substantially remedy the condition. For purposes of this Agreement, the term “Good Reason” shall be defined as:
i.    the assignment to the Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as in effect on the date hereof, any material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that the following shall not constitute Good Reason: (A) the Executive’s ceasing to be a member of the Board as a result of a merger of the Company into an Affiliate or any other similar transaction, so long as the Executive remains on the board of directors of the surviving entity, or (B) any sale, or transfer of equity or assets of the Company or an Affiliate so long as the Executive remains Chief Executive Officer of the Company (or any successor to the Company) following such transaction, provided that a sale or other transfer, in one or a series of related transactions, of a majority of the assets of the Company other than to an entity controlled by the Company shall constitute Good Reason, but only if the conditions set forth above in this subsection (i) are also satisfied;
ii.    a reduction by the Company in the Executive’s base salary as in effect on the date hereof, unless a similar reduction is made in salary of all similarly situated employees;
iii.    the Company requires the Executive to be based at or generally work from any location more than fifty (50) miles from the location at which the Executive was based or generally worked on the date hereof; or
iv.    a material breach by the Company of its obligations under this Agreement.
e.    At the election of the Company in its sole discretion, for any reason (other than for Cause). A termination of the Executive’s employment that occurs on the last day of the term of this Agreement following the Company’s notice to the Executive of non-renewal of the term hereof under Section 1 hereof shall be treated as a termination under this Section 11(e);

f.    At the election of the Executive, upon ninety (90) days’ prior written notice to the Company; and
g.    The retirement of the Executive. Notwithstanding the foregoing, a voluntary termination of employment by the Executive after the occurrence of an event which would constitute “Cause” shall not constitute a Retirement.
Termination of employment for all purposes under this Agreement will be determined to have occurred in accordance with the ‘separation from service’ requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or actual period of service, if less).
For all purposes of this Agreement, termination for Cause shall be deemed to have occurred in the event of the Executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.
12.    Payments Upon Termination; Severance.
a.    General. Except as otherwise provided in Section 12(b), in the event of termination of employment pursuant to Section 11:

i.
The Executive or the Executive’s estate, as appropriate, shall be entitled to receive (A) the base salary provided for herein up to and including the effective date of termination, prorated on a daily basis, (B) any vested benefits in tax-qualified pension plans maintained by the Company or other amounts accrued and payable under any employee benefit plan, each pursuant to Section 8 above, and (C) any business expenses incurred by the Executive pursuant to Section 10 above but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted under Company policy (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”).

ii.	All equity awards previously granted to Executive that are still outstanding shall be forfeited, except to the extent otherwise provided in the applicable award agreement.
b.    Severance. The following benefits are conditioned on (i) the Executive, or the Executive’s beneficiary, signing and returning to the Company (without revoking) a timely and effective release of claims in the form attached hereto as Exhibit A, by the deadline specified therein, which in all events shall be no later than the forty fifth (45th) calendar day following the date of termination, (ii) the Executive not engaging in a material violation of Section 13(b), Section 14, Section 15 and Section 16 of this Agreement, and (iii) the Executive’s continued compliance with the covenants contained in Section 13(a) of this Agreement (subsections (ii) and (iii) collectively, the “Compliance Condition”):
(i)    In the event of termination of employment pursuant to Section 11(d) or 11(e), the Executive shall be entitled to receive as full and complete severance compensation (A) any Annual Bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (the “Unpaid Bonus”), (B) an amount (the “Severance Amount”) equal to the sum of (x) twenty-four (24) months of the base salary at the rate in effect on the date of termination plus (y) a pro-rata Annual Bonus for the year in which such termination of employment occurs, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days the Executive was employed during such year and the denominator of which is 365 (the “Pro-Rata Bonus”), and (C) in accordance with the terms of the award agreements entered into in connection with the Transition Award, the Transition Award will vest pro rata as of the effective date of such termination of employment, such amount to be determined by multiplying each component equity award that is outstanding but unvested by a fraction, the numerator of which is the number of days in such equity award that has elapsed between (x) the later of the Grant Date and the most recent vesting date and (y) the effective date of such termination of employment, and the denominator of which is the number of days in the vesting period applicable to such unvested portion of such equity award (the “Pro Rata Transition Award”). Severance Payments pursuant to Section 9(b)(i)(A) above shall be payable in a lump sum within sixty days following the effective date of the termination. The Executive acknowledges and agrees that in the event of termination of employment pursuant to Section 11(d) or 11(e), the payments provided in this Section 12(b) and the Final Compensation provided in Section 12(a) shall be the only obligation that the Company or any of its Affiliates shall have to the Executive.
(ii)    In the event of termination of employment pursuant to Section 11(a) or 11(b), the Executive or the Executive’s estate, as appropriate, shall be entitled to receive (A) the Unpaid Bonus, (B) the Pro-Rata Bonus and (C) the Pro Rata Transition Award. The Executive or the Executive’s estate, as appropriate, acknowledges and agrees that in the event of termination of employment pursuant to Section 11(a) or 11(b), the payments provided in this Section 12(b) and the Final Compensation provided in Section 12(a) shall be the only obligation that the Company or any of its Affiliates shall have to the Executive.
(iii)    In the event of termination of employment pursuant to Section 11(g), the Executive shall be entitled to receive the Unpaid Bonus and the Pro Rata Transition Award.
c.    The Executive may also be entitled to payments and benefits under the Company’s Executive Change in Control Plan (the “CIC Plan”); provided, however, in accordance with the terms of the CIC Plan, such payments and benefits described in the CIC Plan will be reduced by the amount of other severance or similar termination payments or benefits provided by the Company to the Executive under this Agreement or other arrangement or any payments or benefits required to be provided by the Company to the Executive under any federal or state law.
13.    Noncompetition.
a.    During Term. Except with the prior written consent of the Company, during the Executive’s employment with the Company, the Executive shall not, individually or jointly with others, directly or indirectly, whether for the Executive’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a “full service restaurant” business, or any “proposed full service restaurant” to be owned or operated by the Executive or any other person or entity or undertake any planning for any such business, and the Executive shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. “Full service restaurant” shall include, but is not limited to, any restaurant business generally considered to be in the casual dining, polished casual dining or high end casual dining business and “full service restaurants owned or operated by the Company or any of its Affiliates” shall include any entity in which the Company, or any of its Affiliates has an interest, including, but not limited to, an interest as a franchisor, but shall not include any entities to whose exclusion the Company consents. The term “proposed full service restaurant” shall include all locations for which the Company or any of its franchisees or Affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a full-service restaurant thereon.
b.    Post Term. For a continuous period of two (2) years commencing on termination of the Executive’s employment with the Company, regardless of any termination pursuant to Section 11 hereof or any voluntary termination or resignation by the Executive, the Executive shall not, individually or jointly with others, directly or indirectly, whether for the Executive’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business that is located or intended to be located within a state (if inside the United States of America) or a country (if outside the United States of America) in which any restaurant owned or operated by the Company or any of its Affiliates is located, or any such proposed full service restaurant to be owned or operated by the Executive or any other person or entity, and the Executive shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity.
c.    Limitation. Notwithstanding subsections (a) and (b) immediately above, it shall not be a violation of this Section 13 for (i) the Executive to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute, or (ii) the Executive from working for or providing services to any entity if such entity, together with its affiliates, derives less than five percent (5%) of consolidated gross revenues from the full service restaurant business and the Executive’s responsibilities do not primarily involve conduct of the full service restaurant business by such entity.
14.    Nondisclosure; Nonsolicitation; Nonpiracy.
(a)    Except in the good faith performance of the Executive’s duties hereunder, at no time during the Term of Employment, or at any time thereafter, shall the Executive, individually or jointly with others, for the benefit of the Executive or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any Confidential Information, except (i) to the extent required by law, regulation or valid subpoena, provided that the Executive agrees to furnish prompt notice, if legally permitted to do so, to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, or (ii) to the extent that such information becomes publicly known or available through no fault of the Executive or known violation by another party of its obligation of confidentiality to the Company. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public, including by not limited to others with whom they compete or do business, or with whom they plan to compete or do business and any and all non-public information, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes, without limitation, such information relating to (A) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (B) the costs, sources of supply, financial performance and strategic plans of the Company its Affiliates, (C) the identity and special needs of the customers of the Company and its Affiliates, (D) trade and industrial practices, trade secrets, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures and vendors, and (E) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to others or which was received by the Company or any of its Affiliates, and is being held, with any understanding, express or implied, that it will not be disclosed.
(b)    During the Executive’s employment with the Company and for two (2) years thereafter, except as is the result of a broad solicitation that is not targeting employees or independent contractors of the Company or any of its franchisees or Affiliates, the Executive shall not, directly or indirectly as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity, (i) offer employment to, or hire, any employee of the Company or any of its franchisees or Affiliates, or otherwise directly or indirectly solicit or induce any employee of the v or any of its franchisees or Affiliates to terminate his or her employment with the Company or any of its franchisees or Affiliates, or (ii) solicit or encourage any independent contractor providing services to the Company or any of its franchisees or Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years.
15.    Company Property: Executive Duty to Return. All Company property and assets, including but not limited to products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, all other like information or products and all other Confidential Information, including but not limited to all copies, duplications, replications, and derivatives of such information or products, now in the possession of Executive or acquired by v while in the employ of the Company, shall be the exclusive property of the Company and shall be returned to the Company no later than the date of Executive’s last day of work with the Company. Except in connection with the good faith performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Company, the Executive will not copy any Company property and assets or remove any Company property and assets or copies or derivatives thereof from the premises of the Company.
16.    Inventions, Ideas, Processes, and Designs. All inventions, ideas, recipes, processes, programs, software and designs (including all improvements) related to the business or any prospective activity of the Company shall be disclosed in writing promptly to the Company, and shall be the sole and exclusive property of the Company, if either (a) conceived, made or used by the Executive during the course of the Executive’s employment with the Company (whether or not actually conceived during regular business hours) or (b) made or used by the Executive for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, recipe, process, program, software or design (including an improvement) shall be deemed “related to the business of the Company” if (a) it was made with equipment, facilities or Confidential Information of the Company, (b) results from work performed by the Executive for the Company or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign, and does hereby assign, all such inventions, ideas, recipes, processes and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive shall provide, on Exhibit B to this Agreement, a complete list of all inventions, ideas, recipes, processes and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that the Executive made or conceived prior to the Executive’s employment with the Company, and that, therefore, are excluded from the scope of this Agreement.
17.    Restrictive Covenants: Consideration; Non-Estoppel; Independent Agreements; and Non-Executory Agreements. The restrictive covenants of Section 13, Section 14 and Section 16 of this Agreement are given and made by Executive to induce the Company to employ the Executive and to enter into this Agreement with the Executive, and Executive hereby acknowledges that employment with the Company is sufficient consideration for these restrictive covenants.
The restrictive covenants of Section 13, Section 14 and Section 16 of this Agreement shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any restrictive covenant.
The refusal or failure of the Company to enforce any restrictive covenant of Section 13, Section 14 or Section 16 of this Agreement (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by the Company of any such restrictive covenant, nor shall it give rise to any claim or cause of action by Executive against the Company.
18.    Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time and scope of activity limitations contained in Section 13, Section 14 and Section 16 hereof are reasonable and properly required for the adequate protection of the Company’s interests. Executive acknowledges that the Company or its Affiliate is the owner or the licensee of the trademarks used by it, and the owner or the licensee of the restaurant operating systems. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 13, Section 14 or Section 16 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, whether as to the time and/or to the geographical area and/or scope of activity, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory or the scope of the restricted activity to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area or scope of activity that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Executive. If Executive shall violate any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the Executive’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Executive’s breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.
If either party initiates legal proceedings to enforce, interpret or construe any of the covenants contained in this Agreement, each party shall pay its own legal fees, and the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such proceedings including appellate proceedings.
19.    Specific Performance. Executive agrees that a breach of any of the covenants contained in Section 13, Section 14, Section 15 or Section 16 hereof will cause irreparable injury to the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain Executive from any threatened or actual activities in violation of any such covenants. Executive hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company does apply for such an injunction, Executive shall not raise as a defense thereto that the Company has an adequate remedy at law.
20.    Assignability. This Agreement and the rights and duties created hereunder, shall not be assignable or delegable by Executive. The Company shall have the right, without Executive’s knowledge or consent, to assign this Agreement, in whole or in part and any or all of the rights and duties hereunder, including but not limited to the restrictive covenants of Section 13, Section 14 and Section 16 hereof to any person, including but not limited to any Affiliate of the Company, or any successor to the Company’s interest in the restaurants, and Executive shall be bound by such assignment. Any assignee or successor may enforce any restrictive covenant of this Agreement.
21.    Effect of Termination. For the avoidance of doubt, the termination of this Agreement or expiration of the Term of Employment, for any reason, shall not extinguish those obligations of the Executive specified in Section 13, Section 14, Section 16 and Section 31 hereof.
22.    Captions; Terms. The captions of this Agreement are for convenience only, and shall not be construed to limit, define, or modify the substantive terms hereof.
23.    Acknowledgments. Executive hereby acknowledges, that the Executive has been provided with a copy of this Agreement for review prior to signing it, that the Executive has been given a full and sufficient opportunity to consider this Agreement and has been given the opportunity to have this Agreement reviewed by Executive’s attorney prior to signing it, that the Executive understands the purposes and effects of this Agreement; and that in agreeing to be bound by this Agreement the Executive has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement; and that the Executive has been given a signed copy of this Agreement for Executive’s own records.
24.    Notices. All notices or other communications provided for herein to be given or sent to a party by another party shall be deemed validly given or sent if in writing mailed, postage prepaid, by certified United States mail, return receipt requested, or delivered by hand or consigned to a nationally recognized overnight courier, and addressed to the parties at their addresses hereinabove set forth or at their last known address. Any party may give notice to the other party at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed, which change of address shall be effective if notice thereof is actually received.
25.    Severability. Each section, subsection, and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant, or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the invalidity or unenforceability of Sections 13, 14 or 16, or any portions thereof, shall have no effect on the Company’s rights under Section 12 to cease making any severance payments in the event of the Executive’s failure to comply with the Compliance Condition.
26.    Waiver. The failure of a party to enforce any term, provision, or condition of this Agreement or failure to insist on strict performance of a covenant hereunder or any obligation hereunder, at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a deemed a waiver of such term, provision, or condition for any future time or times.
27.    Parties. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their legal representatives, executors, administrators, heirs, and proper successors or permitted assigns, as the case may be.
28.    Governing Law. This Agreement takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.
29.    Consent to Personal Jurisdiction and Venue. Executive hereby consents to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where the Executive is employed or resides; the Executive hereby agrees that any action brought by Executive, alone or in combination with others, against the Company, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.
30.    Affiliate. Whenever used in this Agreement, the term “Affiliate” shall mean, with respect to any entity, all persons or entities directly or indirectly controlled by Bloomin’ Brands, Inc., where control may be by management authority, contract or equity interest.
31.    Cooperation. Executive shall cooperate fully with all reasonable requests for information and participation by the Company, its agents, or its attorneys, in prosecuting or defending claims, suits, and disputes brought on behalf of or against the Company and in which v is involved or about which Executive has knowledge.
32.    Internal Revenue Code Section 409A Compliance; Taxes.
a.    Unless otherwise expressly provided, any payment of compensation by the Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 ½ months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Internal Revenue Code Section 409A (“Code Section 409A”)). Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”
b.    All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. No party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Executive is determined to be a “specified employee” (as defined and determined under Code Section 409A) of the Company or any of its affiliates at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of separation from service shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) the Executive’s death, consistent with and to the extent necessary to meet the requirements Code Section 409A without the imposition of excise taxes. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.
c.    The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.
33.    Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all signatories to this Agreement.
34.    WAIVER OF JURY TRIAL. ALL PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.
THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR

OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.
35.    Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior memoranda, correspondence, conversations, negotiations and agreements, including, but not limited to the Existing Agreement. However, this Agreement does not supersede or otherwise affect (a) the Indemnification Agreement, (b) the Company’s 2012 Incentive Award Plan and award agreements thereunder, or (c) the Plan and award agreements thereunder. As of the Effective Date, the Existing Agreement shall be of no further force or effect. This Agreement may be executed in several identical counterparts that together shall constitute but one and the same Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EXECUTIVE

	/s/ Kelly Lefferts	/s/ David J. Deno
	Witness	David J. Deno
Kelly Lefferts
Printed Name of Witness

/s/ Claire Whitehurst
Witness
Claire Whitehurst
Printed Name of Witness
COMPANY

	Attest:	BLOOMIN’ BRANDS, INC., a Delaware corporation

By:	/s/ Kelly Lefferts	By:	/s/ Pablo Brizi
	Kelly Lefferts, Secretary	Name: Title:	Pablo Brizi SVP, Chief Human Resources Officer

EXHIBIT A – Release of Claims
This Release of Claims is provided by me, David J. Deno (or by my designated beneficiary, in the event of my death during my employment) pursuant to the Amended and Restated Officer Employment Agreement between me and Bloomin’ Brands, Inc., made and entered into effective April 1, 2019 (the “Employment Agreement”).

This Release of Claims is given in consideration of the severance benefits to be provided to me (or, in the event of my death during my employment, to my designated beneficiary) in connection with the termination of my employment under Section 12 of the Employment Agreement (collectively, the “Separation Payments”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. On my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which I have provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment; any tort claims; or any agreements, plans or policies.

Notwithstanding the immediately preceding paragraph, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency, or from communicating directly with the Securities and Exchange Commission regarding any possible securities law violation; provided, however, that, except as otherwise provided herein, this Release of Claims fully and finally resolves all monetary matters between me and the Company, and, except with respect to any matter involving the Securities and Exchange Commission, I waive any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by me or on my behalf.

For purposes of this Release of Claims, the word “Company” always includes the subsidiaries and affiliates of the Company and all of its past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

Excluded from the scope of this Release of Claims is (i) any right I have to the Separation Payments payable after the effective date of this Release of Claims, (ii) any rights to benefits that were vested under the Company's employee benefit plans on the date on which my employment with the Company terminated, in accordance with the terms of such plans, (iii) any right of indemnification or contribution or advancement of expenses pursuant to the Articles of Incorporation or By-Laws or other applicable corporate governing documents of the Company, Delaware or other applicable law, or any indemnification agreement between the Company and me, (iv) any right under any applicable liability insurance policy with respect to my liability as a director or officer of the Company or any of its subsidiaries or affiliates, or (v) any right to enforce the terms of this Release of Claims or any other agreements, including any option or other equity agreement, between the Company and me that by their respective terms survive the termination of my employment.

In signing this Release of Claims, I give the Company assurance that I have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company that were in my possession or control, all as required by and consistent with Section 15 of the Employment Agreement. I agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Separation Payments, no further compensation of any kind shall be due to me by the Company, whether arising under the Employment Agreement or otherwise, in connection with my employment or the termination thereof. I also agree that except for any right I and my eligible dependents may have to continue participation in the Company's health and dental plans under the federal law commonly known as COBRA, my right to participate in any employee benefit plan of the Company will be determined in accordance with the terms of such plan. I acknowledge that some or all of the consideration paid to me hereunder is in addition to anything of value to which I am entitled otherwise under the Company’s normal policies and practices.

I acknowledge that my eligibility for the Separation Payments is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and not revoking it thereafter, but also is subject to my compliance with the Compliance Condition (as such term is defined in the Employment Agreement).

I further agree that from and after the date hereof I will not make any false, misleading or disparaging statements about the Company or any of its subsidiaries, affiliates, shareholders, officers, employees, directors or products or services. The Company agrees that it shall use its reasonable efforts to cause its shareholders, officers, employees and directors to not make any false, misleading or disparaging statements about me.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one days (or, if the Company so instructs me in writing, for up to forty-five days) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I understand that any material or non-material changes to this Release of Claims after it has been given to me will not restart or extend the twenty-one day (or forty-five day) period. I further understand that I may revoke this Release of Claims within seven days after executing it by delivering written notice of such revocation to the Corporate Secretary of the Company, with a copy to Baker & Hostetler LLP, 127 Public Square, Suite 2000, Cleveland, Ohio 44114, Attention: John M. Gherlein and Janet A. Spreen, either by hand, by facsimile transmission, or by certified mail, return receipt requested, such that the written notice is received by said Corporate Secretary and by Baker & Hostetler LLP at or before the expiration of the seven-day period. I also acknowledge that I am advised by the Company to seek the advice of an attorney prior to signing this Release of Claims, that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing, and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.

This Release of Claims shall be of no force or effect unless and until the expiration of the seven-day revocation period described above, without any revocation being delivered by me during said seven-day period.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:		Date signed:
Name:	David J. Deno

Bloomin’ Brands, Inc.		Date signed:

By:

Name:
Title:

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